EXPENSE LIMITATION AGREEMENT

                      T.O. RICHARDSON SECTOR ROTATION FUND


     EXPENSE LIMITATION AGREEMENT, effective as of December 31, 1998 by and between T.O. Richardson Company, Inc. (the "Adviser") and T.O. Richardson Trust (the "Trust"), on behalf of the Fund (the "Fund").

     WHEREAS, the Trust is a Massachusetts business trust organized under an Agreement and Declaration of Trust ("Declaration of Trust"), and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and the Fund is a series of the Trust; and

     WHEREAS, the Trust and the Adviser have entered into an Advisory Agreement dated as of December 31, 1998 (the "Advisory Agreement"), pursuant to which the Adviser provides investment advisory services to the Fund, which may be amended from time to time, for compensation based on the value of the average daily net assets of the Fund; and

     WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund, and, therefore, have entered into this Expense Limitation Agreement (the "Agreement"), in order to maintain the operating expenses of the Fund at 1.95%;

     NOW THEREFORE, the parties hereto agree that the Agreement provides as follows:

1.   Expense Limitation.
     ------------------

1.1 Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by the Fund in any fiscal year, including but not limited to advisory fees of the Adviser (but excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of such Fund's business, and amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act, if any) ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Adviser.

1.2 Operating Expense Limit. The maximum Operating Expense Limit in any year with respect to the Fund shall be 1.95% of the Fund's average daily net assets.

1.3 Method of Computation. To determine the Adviser's liability with respect to the Excess Amount, each month the Fund Operating Expenses for the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of the Fund exceed the Operating Expense Limit of the Fund, the Adviser shall waive or reduce its advisory fee for such month by an amount, or remit an amount to the appropriate class or classes of the Fund, sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit; provided, however, that any waiver or reduction of the advisory fee is applied equally across the classes; if any, of the Fund.

1.4 Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees waived or reduced and other payments remitted by the Adviser to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.   Term and Termination of Agreement.
     ---------------------------------

     This Agreement with respect to the Fund shall continue in effect through October 31, 1999. This Agreement shall terminate automatically upon the termination of the Advisory Agreement.

3.   Miscellaneous.
     -------------

     3.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     3.2 Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

     3.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.


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     IN WITNESS WHEREOF,  the parties have caused this Agreement to be signed by their respective officers thereunto duly, as of the day and year first above written.

                           T.O. RICHARDSON TRUST
                           On Behalf of its
                           T.O. Richardson Sector Rotation Fund



                           By: /s/ Samuel Bailey, Jr.
                               ---------------------------------
                               Samuel Bailey, Jr.
                               President and Treasurer

                           T.O. RICHARDSON COMPANY, INC.


                           By: /s/ Samuel Bailey, Jr.
                               ---------------------------------
                               Samuel Bailey, Jr.
                               President